Exhibit 99.1
VICI PROPERTIES STOCKHOLDERS APPROVE ISSUANCE OF COMMON STOCK FOR ACQUISITION OF MGM GROWTH PROPERTIES LLC
NEW YORK, NY – October 29, 2021 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”) announced today that VICI Properties stockholders approved the proposal to issue VICI common stock in connection with the closing of the previously announced strategic acquisition of MGM Growth Properties LLC (NYSE: MGP) (“MGP”).
At the VICI Properties Special Meeting of Stockholders held today, more than 99.9% of the votes cast were voted in favor of the issuance of new shares of VICI common stock to MGP Class A stockholders as consideration in the merger, which votes represented approximately 90% of the outstanding shares of VICI common stock.
The transaction is subject to customary closing conditions and regulatory approvals and is expected to close in the first half of 2022. Under the terms of the Master Transaction Agreement, MGP Class A shareholders will receive 1.366 shares of newly issued VICI common stock in exchange for each Class A share of MGP.
About VICI Properties
VICI Properties Inc. is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 28 gaming facilities comprising over 47 million square feet and features approximately 17,800 hotel rooms and more than 200 restaurants, bars, nightclubs and sportsbooks. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment, Inc., Century Casinos, Inc., the Eastern Band of Cherokee Indians, Hard Rock International Inc., JACK Entertainment LLC and Penn National Gaming, Inc. VICI Properties also has an investment in the Chelsea Piers, New York facility and owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are risks associated with the pending MGP Transactions, including our ability or failure to complete the pending MGP Transactions and to realize the anticipated benefits of the pending MGP Transactions, including as a result of delay in completing the MGP Transactions. Important risk factors that may affect the Company’s business, results of operations and financial position are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. VICI Properties does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631
Or
David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com
Danny Valoy
Vice President of Finance
DValoy@viciproperties.com